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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. 1)

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TITAN MACHINERY INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TITAN MACHINERY INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        The Annual Meeting of Stockholders of Titan Machinery Inc. will be held at 8:00 a.m., Central time, on June 1, 2012, at our Shared Resources Center in West Fargo, North Dakota, for the following purposes:

  1.
  To elect two Class II directors.

  2.
  To ratify the appointment of Eide Bailly LLP as our Independent Registered Public Accounting Firm for the fiscal year ending January 31, 2013.

  3.
  To conduct an advisory vote on a non-binding resolution to approve the compensation of our named executive officers, as disclosed in this proxy statement.

  4.
  To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 25,000,000 to 45,000,000.

  5.
  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        Only stockholders of record at the close of business on April 6, 2012 are entitled to notice of the meeting and to vote at the meeting or any adjournment or postponement thereof.

        Your vote is important. You are cordially invited to attend the meeting. Even if you do not plan to attend the meeting, we urge you to sign, date and return the proxy at once in the enclosed envelope. The prompt return of proxies will save the Company the expense of further requests for proxies.

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on June 1, 2012: The proxy statement, proxy card, and Annual Report on Form 10-K are available in the Investor Relations section of the Titan Machinery Inc. website at http://www.titanmachinery.com.

BY ORDER OF THE BOARD OF DIRECTORS

David J. Meyer Chairman of the Board and Chief Executive Officer
West Fargo, North Dakota April 27, 2012

TITAN MACHINERY INC

Annual Meeting of Stockholders
June 1, 2012

PROXY STATEMENT

 INTRODUCTION

        Your proxy is solicited by the Board of Directors of Titan Machinery Inc. ("we," "us," "our," or the "Company") for the Annual Meeting of Stockholders to be held on June 1, 2012 (the "Annual Meeting"), at the location and for the purposes set forth in the Notice of Annual Meeting of Stockholders, and at any adjournment or postponement thereof.

        The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to beneficial owners of the Company's common stock, will be borne by the Company. Directors, officers and employees of the Company may, without compensation other than their regular remuneration, solicit proxies personally or by telephone.

        You may vote your shares by mail by following the instructions on the enclosed proxy or you may vote your shares in person by attending the Annual Meeting. If you need directions to the Annual Meeting, please call 701-356-0130. If your shares are held in "street name," you must instruct the record holder of your shares in order to vote.

        Any stockholder giving a proxy may revoke it at any time prior to its use at the meeting by giving written notice of such revocation to the Secretary of the Company or by attending and voting at the meeting. Proxies not revoked will be voted in accordance with the choice specified by stockholders by means of the ballot provided on the proxy for that purpose. Proxies that are signed but lack any such specification will, subject to the following, be voted in accordance with the recommendations of the Board of Directors, including in favor of the slate of directors proposed by the Board of Directors and listed herein. You may either vote 'For' or 'Withhold' authority to vote for each nominee for election to the Board of Directors. You may vote 'For,' 'Against,' or 'Abstain' on Proposals #2 - #4.

        With respect to the election of directors, the nominees receiving the greatest number of votes relative to the votes cast for the other nominees will be elected, regardless of whether an individual nominee receives votes from a majority of the quorum of shares represented at the Annual Meeting (in person or by proxy). Although directors are elected by plurality vote, the presence (in person or by proxy) of stockholders representing an aggregate of at least a majority of the issued and outstanding shares of common stock is required to constitute a quorum for the election of directors. The affirmative 'For' vote of a majority of those shares present in person or represented by proxy at the meeting and entitled to vote on the matter is required to approve Proposals #2 - #3. The affirmative 'For' vote of a majority of the outstanding shares of the Company entitled to vote at the meeting is required to approve Proposal #4.

        If a stockholder abstains from voting as to any matter, then the shares held by such stockholder will be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but will not be deemed to have been voted in favor of such matter. Abstentions, therefore, as to Proposals #2 - #4 will have the same effect as votes against such proposal. Abstentions will not be counted for purposes of determining the number of votes cast in the election of directors.

        If your shares are held in "street name" and you do not submit voting instructions to your broker, your shares will be counted as present for the purposes of determining whether there is a quorum at the Annual Meeting, but will not be counted as votes 'For' or 'Withhold' authority for the election of the director nominees at the Annual Meeting, and will not be counted as votes 'For,' 'Against,' or 'Abstain' on Proposal #3 and Proposal #4. Your votes will, however, be counted as votes 'For' the ratification of the appointment of auditors in Proposal #2.

        The mailing address of the principal executive offices of the Company is Titan Machinery Inc., 644 East Beaton Drive, West Fargo, North Dakota 58078. The Company expects that this proxy statement, the related proxy and Notice of Annual Meeting of Stockholders will first be mailed to stockholders on or about April 27, 2012.

OUTSTANDING SHARES AND VOTING RIGHTS

        The Board of Directors of the Company has fixed April 6, 2012 as the record date for determining stockholders entitled to vote at the Annual Meeting. Persons who were not stockholders on such date will not be allowed to vote at the Annual Meeting. At the close of business on April 6, 2012, 20,911,278 shares of the Company's Common Stock were issued and outstanding. The Common Stock is the only outstanding class of capital stock of the Company entitled to vote at the meeting. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the meeting. No holders of any capital stock of the Company are entitled to cumulative voting rights.

 PRINCIPAL STOCKHOLDERS AND MANAGEMENT STOCKHOLDINGS

        The following table sets forth, as of April 6, 2012, certain information regarding beneficial ownership of our Common Stock by:

  •
  Each person known to us to beneficially own 5% or more of our Common Stock;

  •
  Each executive officer named in the Summary Compensation Table on page 23, who in this proxy statement are collectively referred to as the "named executive officers;"

  •
  Each of our directors (including nominees); and

  •
  All of our executive officers (as that term is defined under the rules and regulations of the Securities and Exchange Commission) and directors as a group.

        We have determined beneficial ownership in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Beneficial ownership generally means having sole or shared voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to the table, each stockholder named in the table has sole voting and dispositive power with respect to the shares of Common Stock set forth opposite the stockholder's name. We have based our calculation of the percentage of beneficial ownership on 20,911,278 shares of Common Stock outstanding on April 6, 2012. Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Titan Machinery Inc., 644 East Beaton Drive, West Fargo, North Dakota 58078.

Name of Beneficial Owner	Number	Percent of Class
5% Beneficial Owners(1):
Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94104(2)	1,280,788	6.12
Named Executive Officers and Directors:
David Meyer(3)	2,887,120	13.77
Peter Christianson(4)	730,725	3.49
Mark Kalvoda(5)	19,926	*
Gordon Paul Anderson(6)	55,742	*
John Bode(7)	17,396	*
Tony Christianson(8)	381,555	1.82
Stanley Dardis(9)	3,372	*
James Irwin(10)	13,646	*
James Williams(11)	52,230	*
Theodore Wright(12)	4,975	*
All executive officers and directors as a group (10 persons)(13)	4,166,687	19.78

*
Less than one percent.

(1)
Beneficial ownership determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2)
This information is based on the Schedule 13G filed with the Securities Exchange Commission by Wells Fargo & Company on January 26, 2012. Wells Fargo & Company, as parent company of Wells Capital Management Incorporated, may be deemed to beneficially own the shares held by Wells Capital Management Incorporated. As of December 31, 2011, Wells Fargo & Company held sole voting power with respect to 1,134,205 shares, sole dispositive power with respect to 1,279,888 shares, and shared dispositive power with respect to 900 shares.

  (3)
  Includes 53,000 shares that may be purchased upon exercise of stock options by Mr. Meyer that were exercisable as of April 6, 2012, or within 60 days of such date. Also includes 29,340 restricted shares held by Mr. Meyer that are subject to risk of forfeiture.

  (4)
  Includes 53,000 shares that may be purchased upon exercise of stock options by Mr. Christianson that were exercisable as of April 6, 2012, or within 60 days of such date. Includes 601,285 shares beneficially owned by C.I. Farm Power, Inc. Mr. Christianson may be deemed to be the beneficial owner of such shares by virtue of his status as a controlling owner of C.I. Farm Power. Also includes 29,340 restricted shares held by Mr. Christianson that are subject to risk of forfeiture.

  (5)
  Includes 11,669 shares that may be purchased upon exercise of stock options by Mr. Kalvoda that were exercisable as of April 6, 2012, or within 60 days of such date. Also includes 5,476 restricted shares held by Mr. Kalvoda that are subject to risk of forfeiture.

  (6)
  Includes 1,346 restricted shares held by Dr. Anderson that are subject to risk of forfeiture.

  (7)
  Includes 7,334 shares that may be purchased upon exercise of stock options by Mr. Bode that were exercisable as of April 6, 2012, or within 60 days of such date. Also includes 1,346 restricted shares held by Mr. Bode that are subject to risk of forfeiture.

  (8)
  Includes 263,774 shares beneficially owned by Adam Smith Fund, LLC, 84,450 shares beneficially owned by Adam Smith Growth Partners, LP, 10,859 shares beneficially owned by Adam Smith Companies, LLC, warrants to purchase 6,672 shares of common stock beneficially owned by Adam Smith Companies, LLC, warrants to purchase 6,071 shares of common stock beneficially owned by Cherry Tree Companies, LLC, and 2,667 shares that may be purchased upon exercise of stock options. All of these warrants and options were exercisable as of April 6, 2012, or within 60 days of this date. Mr. Christianson may be deemed to share beneficial ownership of shares beneficially owned by Adam Smith Growth Partners, LP, Adam Smith Fund, LLC, Adam Smith Companies, LLC, and Cherry Tree Companies, LLC, by virtue of his status as a controlling owner of such entities. Mr. Christianson expressly disclaims beneficial ownership of any shares held by Adam Smith Growth Partners, LP, Adam Smith Fund, LLC, Adam Smith Companies, LLC, and Cherry Tree Companies, LLC, except to the extent of his pecuniary interest in such entities. Also includes 1,346 restricted shares held by Mr. Christianson that are subject to risk of forfeiture.

  (9)
  Includes 1,500 shares held by Mr. Dardis's revocable living trust. Also includes 1,346 restricted shares held by Mr. Dardis that are subject to risk of forfeiture.

  (10)
  Includes 6,584 shares that may be purchased upon exercise of stock options by Mr. Irwin that were exercisable as of April 6, 2012, or within 60 days of this date. Also includes, 7,062 shares of common stock that are held by the James Irwin Revocable Trust, which amount includes 1,346 restricted shares held by Mr. Irwin that are subject to risk of forfeiture.

  (11)
  Includes 8,334 shares that may be purchased upon exercise of stock options by Mr. Williams that were exercisable as of April 6, 2012, or within 60 days of this date. Also includes 1,346 restricted shares held by Mr. Williams that are subject to risk of forfeiture.

  (12)
  Includes 1,346 restricted shares held by Mr. Wright that are subject to risk of forfeiture.

  (13)
  Includes 155,331 shares that may be purchased upon exercise of options or warrants that were exercisable as of April 6, 2012, or within 60 days of such date.

 ELECTION OF DIRECTORS
(Proposal #1)

General Information

        The Bylaws of the Company provide that the Board of Directors will consist of three or more directors. The Board of Directors consists of three classes of Directors: Class I directors who hold office until the 2014 Annual Meeting, Class II directors who hold office until the 2012 Annual Meeting and Class III directors who hold office until the 2013 Annual Meeting or, in all cases, until their successors are elected and qualified. The Governance/Nominating Committee recommended to the Board the following persons to be elected as Class II directors of the Company to hold office until the 2015 Annual Meeting or until their successors are elected and qualified: James Williams and Peter Christianson. Gordon Paul Anderson, currently a Class II director, will retire from the Board of Directors at the Annual Meeting. The nominees have consented to being named as nominees. Each of the nominees is currently a director. A nominee will be elected if he receives a plurality of votes present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

        In the absence of other instructions, each proxy (other than broker non-votes) will be voted for each of the nominees listed above. If elected, each nominee will serve until the 2015 Annual Meeting or until his successor is elected and qualified. If, prior to the meeting, it should become known that any of the nominees will be unable to serve as a director after the meeting by reason of death, incapacity or other occurrence, the proxies (other than broker non-votes) will be voted for such substitute nominee as is selected by the Board of Directors or, alternatively, not voted for any nominee.

        The following table sets forth the names, ages and positions of our directors:

Name	Age	Position
David Meyer	59	Chairman, Chief Executive Officer and Class III Director
Peter Christianson	55	President, Chief Operating Officer and Class II Director
Dr. Gordon Paul Anderson(1)	66	Class II Director
John Bode	64	Class III Director
Tony Christianson	59	Class I Director
James Irwin	69	Class I Director
James Williams	72	Class II Director
Theodore Wright	49	Class I Director
Stanley Dardis	62	Class III Director

(1)
Dr. Anderson will retire from the Board of Directors at the Annual Meeting.

        The following is information concerning the principal occupations for at least the past five years of the nominees and those directors whose terms will continue beyond the Annual Meeting:

        David Meyer is our Chairman and Chief Executive Officer. Mr. Meyer was a founder of the Company in 1980 and has been a director of the Company since its creation. From 1976 to 1980, Mr. Meyer was a partner in a Case and New Holland dealership with locations in Lisbon (started in 1977) and Wahpeton, North Dakota. Among other attributes, skills and qualifications, the Board believes that Mr. Meyer is uniquely qualified to serve as a director and the Company's chairman because he is the person most familiar with the Company's history, business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy.

        Peter Christianson has been our President and a director since January 2003 and our Chief Operating Officer since April 2011, and was our Chief Financial Officer from August 2007 to April 2011. Prior to joining us and since 1988, he was a partner and owner of Fargo Farm Power, Inc., the operator of two of the dealership locations acquired by Titan Machinery LLC in 2002. Peter Christianson and Tony Christianson, one of our directors, are brothers. Among other attributes, skills and qualifications, the Board believes that Mr. Peter Christianson is uniquely qualified to serve as a director because of his lifelong experience in the agriculture equipment industry, his years of experience leading the Company, as well as one of its predecessor entities, which broadens his ability to understand the challenges and opportunities facing the Company and to guide its long-term strategies, and his intimate understanding of the Company's financial and operational matters as its former Chief Financial Officer and current Chief Operating Officer.

        John Bode has been a director since 2005. Mr. Bode is a retired partner of KPMG, LLP with over 34 years of experience in public accounting. Mr. Bode was elected to the partnership in 1981 and retired in 2005. Mr. Bode was the lead audit partner for numerous clients in the consumer products, food, agribusiness and manufacturing industries. Mr. Bode also currently serves on the board of The Valspar Corporation. Among other attributes, skills and qualifications, the Board believes that Mr. Bode is uniquely qualified to serve as a director, chair of the Company's Audit Committee and one of its audit committee financial experts in light of his ability to understand generally accepted accounting principles, internal controls over financial reporting and disclosure controls and procedures, and his experience in analyzing and evaluating financial statements of public companies generally and of companies similar to the Company, particularly from an auditor's perspective.

        Tony Christianson has been a director since January 2003. Mr. Christianson is a founder of Titan Machinery LLC. Since 1981, Mr. Christianson has been the Chairman of Cherry Tree Companies, an affiliated group of investment banking, investment management and wealth management firms in Minneapolis. Affiliates of Cherry Tree Companies act as the general partner of Adam Smith Fund, LLC and Adam Smith Growth Partners, L.P. Mr. Christianson also serves as a director of each of The Dolan Company, an information services provider; Peoples Educational Holdings, Inc., an educational materials publisher; AmeriPride Services, Inc., a provider of customized apparel for companies; Znomics, Inc., a shell company; and Arctic Cat, Inc., a manufacturer of snowmobiles and related equipment. Mr. Christianson also served as a director of Capella Education Company from 1993 to 2006 and Fair Isaac Corporation from 1999 to 2009. Tony Christianson and Peter Christianson, our President and Chief Operating Officer and one of our directors, are brothers. Among other attributes, skills and qualifications, the Board believes that Mr. Tony Christianson is uniquely qualified to serve as a director based on his experience in the financial services and investment industries, as well as his experience as a public and private company director, which provides the Board with a seasoned view on financing, investment, acquisition and operating strategies, public company regulatory compliance issues, and investor relations.

        James Irwin has been a director since 2005 and currently serves as Lead Independent Director of the Board. Mr. Irwin is a former vice president of Case IH's North American Agricultural Business, with over 40 years of experience in various executive positions in CNH prior to his retirement in January 2005. Mr. Irwin helped manage the mergers and buyouts of International Harvester and New Holland. Mr. Irwin was named the 2005 Agribusiness Leader of the Year by the National Agri-Marketing Association. Among other attributes, skills and qualifications, the Board believes that Mr. Irwin is uniquely qualified to serve as a director based on his experience in the agricultural industry, his tenure with CNH, the Company's largest supplier, and his ability to assist the Company in managing its relationship with CNH and other important industry participants.

        James Williams has been a director since 2003. Mr. Williams is currently Chairman of First State Bank of North Dakota and Goose River Bank. Since 1972, Mr. Williams has been an owner of Arthur Mercantile Company, a farm equipment dealership which was acquired by the Company in fiscal year 2010. Since 1998, Mr. Williams has also served as the president of Valley Equipment, Inc., a farm equipment dealership which was also acquired by the Company in fiscal year 2010. Mr. Williams is managing partner of Williams Farms in Arthur, North Dakota. Mr. Williams previously worked at Bank of New York. Among other attributes, skills and qualifications, the Board believes that Mr. Williams is uniquely qualified to serve as a director because his experience as an owner and operator of an agriculture equipment dealership provides the Board with an important perspective on operating decisions and strategic acquisition opportunities and his experience as a banker offers the Company insight into the local and regional credit markets.

        Theodore Wright has been a director since 2009. Since February 2011, Mr. Wright has served as Chief Executive Officer of Conn's, Inc., a specialty retailer of home appliances, consumer electronics, computers, furniture and mattresses, and lawn and garden products. Mr. Wright has served as the Chairman of the Board of Conn's, Inc. since December 2010, and has served as a director of Conn's, Inc. since 2003. Mr. Wright served as President of Sonic Automotive, Inc., a New York Stock Exchange listed and Fortune 300 automotive retailer, from 2002 to 2004, and he served as Chief Financial Officer at Sonic Automotive from its formation in 1997 to 2002. From 1997 to 2004, Sonic Automotive acquired and integrated into its operations over 150 automotive dealerships. During his tenure at Sonic Automotive, Mr. Wright was a member of the company's Board of Directors. From 1995 to 1997, Mr. Wright was a Senior Manager in Deloitte & Touche LLP's Columbia, South Carolina office. From 1994 to 1995, Mr. Wright was a Senior Manager in Deloitte & Touche LLP's National Office Accounting Research and SEC Services Department. Mr. Wright is the principal owner of a construction and agriculture equipment rental business, and he owns and operates a farm and ranch on 11,500 acres in Central Montana. Among other attributes, skills and qualifications, the Board believes that Mr. Wright is uniquely qualified to serve as a director because of his familiarity with operating issues in an industry with substantially similar opportunities and challenges as the one in which the Company operates, as well as his experience as a public company director and his accounting expertise, which provides the Company's Audit Committee and Board with additional familiarity with generally accepted accounting principles, internal controls over financial reporting, and disclosure controls and procedures, and experience in analysis and evaluation of financial statements.

        Stanley Dardis has been a director since October 1, 2010. From 1998 to 2010, Mr. Dardis served as Chief Executive Officer and Director of Bremer Financial Corporation, a bank holding company composed of nine bank subsidiaries, a trust company, and an insurance company, headquartered in St. Paul, Minnesota. During his tenure as CEO, Bremer Financial Corporation delivered strong asset growth, net income growth, and return on equity that resulted in significant improvements in peer group ranking. From 1995 to 1998, he served as Bremer Financial Corporation's President and Chief Operating Officer, and prior to that, he was the Company's Executive Vice President—Retail Banking. From 1986 to 1993, Mr. Dardis held positions of increasing responsibility at Metropolitan Federal Bank, including serving as President, Chief Executive Officer, and Director from 1990 to 1993. Mr. Dardis also served as a member of the Office of the Chairman of Metropolitan Financial Corporation from 1990 to 1993. Metropolitan Financial Corporation was sold and merged into U.S. Bank. From 1982 to 1986, he served as Executive Vice President of Norwest Bank. Mr. Dardis served in the United States Air Force as a pilot and instructor pilot from 1971 to 1975. He received a B.S. from North Dakota State University and is a graduate of the University of Wisconsin Graduate School of Banking. Among other attributes, skills and qualifications, the Board believes that Mr. Dardis is uniquely qualified to serve as a director based on his experience in the financial services and investment industries, as well as his experience as a public and private company director, which provides the Board with a seasoned view of financing, investment, acquisition and operating strategies, public company regulatory compliance issues, and investor relations.

VOTE REQUIRED

        The Board recommends that you vote "FOR" each of the nominees to the Board of Directors set forth in this Proposal #1. Under applicable Delaware law, the election of each nominee requires the affirmative vote by a plurality of the voting power of the shares present and entitled to vote on the election of directors at the Annual Meeting at which a quorum is present.

CORPORATE GOVERNANCE

Independence

        Our Board of Directors has determined that six of our nine directors are independent directors, as defined by Rule 5605(a)(2) of the listing standards of the Nasdaq Stock Market. The six independent directors are Dr. Gordon Paul Anderson, John Bode, Stanley Dardis, James Irwin, Theodore Wright and James Williams. In making this determination, the Board considered the recommendation of the Nominating/Governance Committee, any related party transactions and other relationships as disclosed elsewhere in this Proxy Statement.

Code of Ethics

        The Board has approved Code of Ethics policies that apply to all employees, directors and officers, including the principal executive officer, principal financial officer, principal accounting officer and controller. The Code of Ethics policies address such topics as protection and proper use of our assets, compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting, conflicts of interest and insider trading. The Code of Ethics policies are available on the Company's website at www.titanmachinery.com. Titan Machinery Inc. intends to include on its website any amendment to, or waiver from, a provision of its Code of Ethics policies that apply to the principal executive officer, principal financial officer, principal accounting officer and controller that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K.

Stockholder Communications with the Board of Directors

        Stockholders may communicate directly with the Board of Directors. All communications should be directed to the Company's Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors, and the Company's Secretary will forward the communications to all specified directors. If no director is specified, the communication will be forwarded to the entire Board. Stockholder communications to the Board should be sent to:

Titan Machinery Inc. Board of Directors
Attention: Corporate Secretary
644 East Beaton Drive
West Fargo, North Dakota 58078

Director Attendance at Annual Meetings

        Directors' attendance at Annual Meetings can provide stockholders with an opportunity to communicate with directors about issues affecting the Company. The Company does not have a policy regarding director attendance, but all directors are encouraged to attend the Annual Meeting of Stockholders. All of our directors attended the Annual Meeting of Stockholders held on June 2, 2011.

Board Leadership Structure

        One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and Chief Executive Officer, together with a Lead Independent Director having the duties described in the following section, is in the best interests of the stockholders because it promotes strategy development and execution and facilitates information flow with management to aid in the Board's evaluation of management's performance. The Board believes that the Company's Chief Executive Officer is best situated to serve as Chairman because of his unique familiarity with the Company's history, business and industry, which makes him most capable of effectively leading discussions among directors of diverse backgrounds and experience regarding the Company's operations and strategy identification, execution and evaluation.

Lead Independent Director

        James Irwin, an independent director, was selected by the Board to serve as the Lead Independent Director for all meetings of the non-management directors held in executive session. The Lead Independent Director has the responsibility of presiding at all executive sessions of the Board, consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive Officer and advising him on the efficiency of the board meetings, facilitating teamwork and communication between the non-management directors and management, as well as additional responsibilities that are more fully described in the Company's Principles of Corporate Governance.

Risk Oversight

        It is management's responsibility to manage risk and bring to the Board's attention the most material risks the Company faces. The Company has an enterprise risk management program overseen by the executive management team, which reports directly to the Board. The Company has also engaged a consultant to assist management in identifying and analyzing critical areas of risk, advise on risk tolerance and help implement the Company's enterprise risk management program. Enterprise risks are identified and prioritized by management, and each prioritized risk is assigned to member of management that regularly reports to a Board committee or the full Board for oversight. The enterprise risk management program as a whole is reviewed by the Board annually. Additional review or reporting on enterprise risks is conducted as needed or as requested by the Board or committee.

Board and Committee Meetings; Committee Reports

        During fiscal 2012, the Board held seven formal meetings. The directors often communicate informally to discuss the affairs of the Company and, when appropriate, take formal action by written consent of all directors, in accordance with the Company's Certificate of Incorporation and Bylaws and Delaware law. The directors also participate in monthly financial update calls with management. The independent directors meet in executive session at least quarterly.

        The Company's Board of Directors has three standing committees, the Audit Committee, the Compensation Committee, and the Governance/Nominating Committee. Members of such committees met formally and informally from time to time throughout fiscal 2012 on committee matters.

        All directors attended 75% or more of the aggregate number of meetings of the Board and of committees of which each respective director was a member.

Current Committee Membership

        The following table sets forth the membership of each of the Company's committees.

Audit Committee	Governance/Nominating Committee	Compensation Committee
John Bode (Chair)	James Williams (Chair)	Gordon Paul Anderson (Chair)
James Williams	James Irwin	James Irwin
Gordon Paul Anderson	Stanley Dardis	Theodore Wright
Theodore Wright

Audit Committee

        Among other matters, our Audit Committee:

  •
  assists the Board of Directors in fulfilling its oversight responsibility to our stockholders and other constituents with respect to the integrity of financial statements;

  •
  appoints and has oversight over our independent auditors, determines the compensation of our independent auditors and reviews the independence and the experience and qualifications of our independent auditors' lead partner, and pre-approves the engagement of our independent auditors for audit and permitted non-audit services;

  •
  meets with the independent auditors and reviews the scope and significant findings of audits and meets with management and internal financial personnel regarding these findings;

  •
  reviews the performance of our independent auditors;

  •
  discusses with management and our independent auditors the adequacy and effectiveness of our financial and accounting controls, practices and procedures, the activities and recommendations of our auditors and our reporting policies and practices, and reporting recommendations to the Board of Directors for approval;

  •
  establishes procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

  •
  prepares the audit committee report required by the rules of the SEC to be included in our annual proxy statement.

        Our independent auditors and other key committee advisors have regular contact with our Audit Committee. The Audit Committee reports on its actions, decisions and recommendations to our Board.

        The Audit Committee consists of John Bode (Chair), James Williams, Gordon Paul Anderson, and Theodore Wright.

  Audit Committee Financial Expert

        Our Board of Directors has determined that each of Mr. Bode and Mr. Wright is an "audit committee financial expert," as defined under the applicable rules of the SEC. Each member of our Audit Committee satisfies the Nasdaq Stock Market independence standards and the independence standards of Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended. Each member of our Audit Committee possesses the financial qualifications required of Audit Committee members set forth in the rules and regulations of the Nasdaq Stock Market and under the Securities Exchange Act of 1934, as amended.

  Audit Committee Meetings

        The Audit Committee met four times in fiscal 2012.

AUDIT COMMITTEE REPORT

        In accordance with its written charter adopted by the Board of Directors, as amended, the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee charter is available on the investor relations page of our website at www.titanmachinery.com, and may be amended by approval of the Board. The charter is reviewed annually by the Committee and was last amended on September 2, 2010. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

  (1)
  reviewed and discussed the audited financial statements with management and the independent auditors;

  (2)
  discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

  (3)
  received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant's independence.

        Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2012, as filed with the Securities and Exchange Commission.

Members of the Audit Committee:
John Bode (Chair)
James Williams
Gordon Paul Anderson
Theodore Wright

Governance/Nominating Committee

        Our Governance/Nominating Committee makes recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board of Directors and its committees. In addition, our Nominating/Corporate Governance Committee oversees our codes of conduct and other governance policies and matters. The Nominating/Governance Committee reports on its actions, decisions and recommendations to our Board.

        The Governance/Nominating Committee will review director nominees proposed by stockholders. Stockholders may recommend a nominee to be considered by the Governance/Nominating Committee by submitting a written proposal to the Chairman of the Board of Directors, at Titan Machinery Inc., 644 East Beaton Drive, West Fargo, North Dakota 58078. A consent signed by the proposed nominee agreeing to be considered as a director should accompany the written proposal. The proposal should include the name and address of the nominee, in addition to the qualifications and experience of said nominee. Please see the section entitled "Stockholder Proposals" with regard to timing requirements for stockholder nominations.

        The Governance/Nominating Committee acts pursuant to a written charter and is responsible for tasks relating to the adoption of corporate governance policies and procedures, the nomination of directors, and the oversight of the organization of Board committees. The charter, which is reviewed annually by the Committee, may be amended upon approval of the Board and was last amended on December 7, 2009. The Governance/Nominating Committee charter is available on the investor relations page of our website at www.titanmachinery.com.

        When selecting candidates for recommendation to the Board of Directors, the Governance/Nominating Committee will consider the attributes of the candidates and the needs of the Board and will review all candidates in the same manner, regardless of the source of the recommendation. In evaluating director nominees, a candidate should have certain minimum qualifications, including being able to read and understand basic financial statements, being familiar with our business and industry, having high moral character and mature judgment, and being able to work collegially with others. In addition, factors such as the following are also considered:

  •
  appropriate size and diversity of the Board;

  •
  needs of the Board with respect to particular talent and experience;

  •
  knowledge, skills and experience of nominee;

  •
  familiarity with domestic and international business affairs;

  •
  legal and regulatory requirements;

  •
  appreciation of the relationship of our business to the changing needs of society; and

  •
  desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by a new member.

        The Governance/Nominating Committee does not have a formal diversity policy at this time; however, as summarized above, the Governance/Nominating Committee seeks to nominate candidates with a diverse range of knowledge, experience, skills, expertise, and other qualities that will contribute to the overall effectiveness of the Board of Directors.

  Governance/Nominating Committee Meetings

        The Governance/Nominating Committee met four times in fiscal 2012.

Compensation Committee

        Our Compensation Committee reviews and recommends policy relating to compensation and benefits of our officers, employees and directors. Our Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and President, evaluates the performance of these officers in light of those goals and objectives and sets the compensation of these officers based on such evaluations. Our Compensation Committee provides input on compensation for our other executive officers and employees, but compensation levels for such officers and employees and the corporate goals and objectives relating to compensation are set by our Chief Executive Officer and President, subject to the Compensation Committee's approval. Our Compensation Committee also administers the issuance of stock options, restricted stock awards, and other awards under our equity award plans.

  Compensation Committee Charter and Scope of Authority

        Under the Compensation Committee's written charter, the primary duties and responsibilities of the Compensation Committee include the following:

  •
  develop and periodically review with management the Company's philosophy of compensation, taking into consideration enhancement of stockholder value and the fair and equitable compensation of all employees;

  •
  determine the compensation for our Chief Executive Officer and our President and approve the compensation for all of our executive officers;

  •
  determine and approve equity grants made pursuant to the Company's equity incentive plans;

  •
  develop, recommend to the Board, review and administer senior management compensation policy and plans, including incentive plans, benefits and perquisites;

  •
  develop, recommend, review and administer compensation plans for members of the Board;

  •
  annually consider the relationship between the Company's strategic and operating plans and the various compensation plans for which the Committee is responsible;

  •
  periodically review with management, and advise the Board with respect to, employee deferred compensation plans;

  •
  periodically review with management and advise the Board with respect to employee benefits; and

  •
  review and discuss with management the Compensation Discussion and Analysis ("CD&A") required by the SEC. Based on such review and discussion, the Committee determines whether to recommend to the full Board that the CD&A be included in the annual report or proxy statement.

        The Compensation Committee charter may be amended by approval of the Board. The charter is reviewed annually by the Committee and was last amended on June 3, 2010. The Compensation Committee charter is available on the investor relations page of our website at www.titanmachinery.com.

        In making its compensation decisions and recommendations, the Compensation Committee takes into account the recommendations of the Chief Executive Officer and the President. Other than giving their recommendations, the Chief Executive Officer and the President do not participate in the Compensation Committee's decisions regarding their own compensation. The Compensation Committee reports on its actions, decisions and recommendations to our Board.

  Compensation Committee Meetings

        The Compensation Committee met five times in fiscal 2012.

Non-Employee Director Compensation

        Our non-employee directors are compensated pursuant to our Non-Employee Director Compensation Plan. In fiscal 2012, all of our non-employee directors received an annual retainer of $45,000 for attending Board meetings. In addition, the chair of the Audit Committee received an additional $10,000 cash retainer and the chairs of the Compensation Committee and Governance/Nominating Committee and the Lead Independent Director received additional $5,000 cash retainers. Each non-employee director also received a grant of shares of restricted stock equal to approximately $35,000 based upon the $26.01 closing price of our common stock on June 1, 2011, which resulted in a grant of 1,346 shares to each director. Shares received as non-employee director compensation must be held by the director during his term of service.

        Effective February 1, 2012, our Non-Employee Director Compensation Plan was amended to provide a $50,000 annual retainer for each non-employee director and an annual grant of $50,000 of restricted stock. In addition, the chair of the Audit Committee will receive an additional $15,000 cash retainer and the chairs of the Compensation Committee and Governance/Nominating Committee and the Lead Independent Director will receive additional $5,000 cash retainers.

        We also reimburse our non-employee directors for reasonable expenses incurred in connection with their services as directors.

        The following table provides compensation information for our non-employee directors during fiscal 2012:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Gordon Paul Anderson	50,000	35,000	85,000
John Bode	55,000	35,000	90,000
Tony Christianson	45,000	35,000	80,000
Stanley Dardis	45,000	35,000	80,000
James Irwin	50,000	35,000	85,000
James Williams	50,000	35,000	85,000
Theodore Wright	45,000	35,000	80,000

(1)
These amounts represent the grant-date fair value for each award awarded in fiscal 2012, valued in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 718, Compensation—Stock Compensation.

Stock Ownership/Retention Guidelines

        In order to align director and stockholder interests, directors are encouraged to become stockholders of the Company. In furtherance of this goal, we have adopted a requirement that directors hold all shares awarded to them as compensation for their service as directors for at least the duration of their directorship.

 EXECUTIVE COMPENSATION

Compensation Risk Assessment

        The Compensation Committee has conducted a risk assessment of our employee compensation programs, including our executive compensation programs, and has concluded that our employee compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and do not incent executives or other employees to take unnecessary or excessive risks. As a result, we believe that risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation Discussion and Analysis

        In the following Compensation Discussion and Analysis, we describe the material elements of the compensation awarded to, earned by or paid to David J. Meyer, our Chairman and Chief Executive Officer, Peter Christianson, our President and Chief Operating Officer (and Chief Financial Officer through April 11, 2011), and Mark Kalvoda, our Chief Financial Officer. In this proxy statement, we refer to Messrs. Meyer, Christianson and Kalvoda as our "named executive officers."

Compensation Objectives and Philosophy

        We have designed our compensation programs to reward performance and to attract, retain and motivate employees at all levels. Our goal is to establish pay levels for our named executive officers that are competitive with comparable positions in our industry and in the regions in which we operate. We believe the following:

        There should be an appropriate relationship between executive compensation and our short-and long-term success, including creation of stockholder value.

        Our overall compensation philosophy is that rewards to executives should reflect and reinforce our Company-wide focus on financial management and bottom-line performance. We use annual cash incentives to motivate executives to achieve both short- and long-term interests. Incentives are available to executives under our management incentive program for annual achievement of company-wide quantitative financial goals. We also make periodic grants of restricted stock to our executives to promote both long-term executive retention and long-term stockholder interests. This approach increases the likelihood that we will experience sustained profitability and generate greater stockholder value over time.

        Our compensation program should be designed and implemented in a manner that will attract, retain and motivate executives of outstanding ability.

        We intend for the amount of compensation paid to each executive officer to reflect the officer's experience and individual performance and the performance of our Company, all measured in the context of our industry and location. Our objectives are to attract, retain and motivate executives of outstanding ability. In order to motivate each executive to achieve his potential, certain components of our total compensation package are dependent on corporate and individual performance and are therefore at risk. Generally, as an executive officer's responsibility and ability to impact our financial performance increases, the individual's performance-based compensation increases as a portion of his total compensation. Ultimately, executives with greater roles and responsibilities associated with achieving our performance targets should bear a greater proportion of the risk if those goals are not achieved and should receive a greater proportion of the reward if the goals are met or surpassed.

        Total compensation opportunities should be competitive within the industry and other comparable companies but also consistent with our conservative and prudent approach to executive compensation.

        Our overall compensation levels are targeted to attract the type of talent needed to achieve and maintain a leadership position in our industry, while still focusing on bottom-line conservatism and avoiding the appearance of extravagance or compensation based on entitlements. Our Compensation Committee evaluated surveys of compensation levels to ensure that our executive officer compensation was comparable to companies of similar size in the Minneapolis and Fargo markets.

  Stockholders' views on our executive compensation should be given significant weight.

        We receive direct feedback from stockholders on our compensation programs through the advisory vote on the compensation paid to our named executive officers (commonly known as a "say-on-pay" vote), which we held for the first time at the 2011 Annual Meeting of Stockholders and will hold at each future annual meeting. At the 2011 Annual Meeting of Stockholders, the say-on-pay proposal received 99% approval, indicating strong stockholder support for our approach to executive compensation. Our Compensation Committee will continue to monitor stockholder views with respect to our executive compensation practices and take those views into account when making decisions regarding executive compensation.

Compensation Committee

        Our Compensation Committee oversees the design and administration of our executive compensation program according to the processes and procedures discussed in this proxy statement. To implement our compensation objectives and philosophy, our Board and Compensation Committee:

  •
  consider individual performance, competence and leadership when setting base compensation, but focus our incentive cash compensation program on Company-specific financial and business improvement goals to promote a cohesive, performance-focused culture among our executive team;

  •
  compare our compensation programs with the executive compensation policies, practices and levels at comparable companies in the Fargo and Minneapolis markets and companies in our industry selected for comparison by our Compensation Committee, based upon size, complexity and growth profile; and

  •
  structure compensation among the executive officers so that our Chief Executive Officer and President, with their greater responsibilities for achieving performance and strategic objectives, bear a greater proportion of the risk and rewards associated with achieving those goals by receiving a relatively large percentage of their total compensation in the form of cash-based incentives.

Setting Executive Compensation

        The Compensation Committee selects the elements of executive compensation and determines the level of each element, the mix among the elements and total compensation based upon the objectives and philosophies set forth above, and by considering a number of factors, including:

  •
  each executive's position within our Company and the level of responsibility;

  •
  the skills and experiences required by an executive's position;

  •
  the executive's experience and qualifications;

  •
  the competitive environment for comparable executive talent having similar experience, skills and responsibilities;

  •
  Company performance compared to specific objectives;

  •
  individual performance measures;

  •
  the executive's current and historical compensation levels;

  •
  the executive's length of service to our Company;

  •
  compensation equity and consistency across all executive positions; and

  •
  the stock ownership of each executive.

        As a means of assessing the competitive market for executive talent, we review competitive compensation data gathered in comparative third-party surveys that we believe to be relevant, considering our size and industry. We also perform an informal review of compensation information regarding companies in our industry and/or in our geographic footprint. This comparative information is only one factor in the Compensation Committee's overall compensation decision-making process and is not used a stand-alone benchmarking tool. Our Compensation Committee reviewed the comparative information to assist it in setting fiscal 2012 base salary and short-term cash incentive compensation for our executive officers. The Compensation Committee also used the comparative information when setting fiscal 2013 base salaries for our Chief Executive Officer, President and Chief Financial Officer. Our executive officer compensation falls within the bottom quartile range of compensation levels at comparable companies. Our relatively low executive compensation is balanced, in part, by the significant share holdings of Mr. Meyer and Mr. Christianson, each of whom has the potential to be rewarded by our growth and bears the risk of our failure to grow.

        Our compensation structure is designed so that our Chief Executive Officer and President evaluate the performance of each executive officer and work with the Compensation Committee to recommend the compensation for our executive officers. Our Compensation Committee has the absolute authority to adjust their recommendations after evaluating all information that the Compensation Committee believes is relevant in implementing the principles for our compensation programs. Messrs. Meyer, Christianson and Kalvoda do not give recommendations regarding their own salary or performance.

        In setting executive officer compensation, we have not historically considered the tax implications under Sections 162(m) and 409A of the Internal Revenue Code or compensation expense charges under ASC 718, Compensation—Stock Compensation, but may implement consideration of such tax implications when making future compensation decisions.

        Section 162(m) of the Internal Revenue Code restricts the ability of publicly held companies to take a federal income tax deduction for compensation paid to certain of their executive officers to the extent that compensation exceeds $1 million per covered officer in any fiscal year. However, this limitation does not apply, among other things, to compensation that is performance-based. We do not anticipate that the non-performance-based compensation to be paid to our executive officers for fiscal 2013 will exceed that limit.

        On October 22, 2004, the American Jobs Creation Act of 2004 became law, implementing Section 409A of the Internal Revenue Code and changing the tax rules applicable to nonqualified deferred compensation arrangements, including certain severance arrangements. We have taken steps to bring our non-qualified deferred compensation arrangements into good faith compliance with the statutory provisions as currently in effect.

Executive Compensation Components for Fiscal 2012

        The principal elements of our executive compensation program for fiscal 2012 were:

  •
  base salary;

  •
  annual cash incentive compensation;

  •
  stock-based compensation; and

  •
  certain limited perquisites and other benefits.

        In allocating compensation across these elements, the Compensation Committee does not follow any strict policy or guidelines. However, consistent with the general compensation objectives and philosophies outlined above, the Compensation Committee seeks to place a meaningful percentage of an executive's compensation at risk, subject to achievement of specific performance objectives and long-term equity value creation. In addition, the Compensation Committee generally places a greater proportion of total compensation at risk for our Chief Executive Officer and President, based on their greater responsibility for, and ability to influence, overall Company performance.

  Base Salary

        Base salary provides executives with a fixed, regular, non-contingent earnings stream. As a component of total compensation, we generally set base salaries at levels believed to attract and retain an experienced management team in our market that will grow our Company and create stockholder value. We also attempt to reward individual performance and contributions to our overall business objectives without detracting from the executive officers' incentive to realize additional compensation through our performance-based compensation program. When setting base salary, we consider pre-tax profit levels, increases in market share, return on assets, inventory turns, process and system development goals, organic growth rate and growth through consolidation and acquisition, absorption, and interest-bearing new equipment inventory as a percentage of total new equipment inventory. The Compensation Committee reviews each executive officer's salary at the end of each fiscal year.

        We review performance for both our Company (based upon achievement of strategic initiatives) and each executive officer. As a result of the Compensation Committee's evaluation of these factors, the Compensation Committee may adjust base salaries to better align individual compensation with comparative market compensation, to provide merit-based increases based upon individual or Company achievement, or to account for changes in roles and responsibilities.

        The base salary amounts for our named executive officers for fiscal year 2012 appear in the Summary Compensation Table on page 23. The base salaries for Mr. Meyer and Mr. Christianson were $330,000 and Mr. Kalvoda earned an annualized base salary of $225,000 beginning on April 11, 2011, the date he was appointed Chief Financial Officer. Effective February 1, 2012, we increased the base salaries of Mr. Meyer and Mr. Christianson to $400,000.

  Short-Term Incentive Compensation

        Short-term incentive compensation in the form of annual cash bonuses is a significant component of our compensation program. When setting bonus payouts for our named executive officers in fiscal 2012, our Compensation Committee established pre-determined quantitative goals based upon our pre-tax net income, total sales and return on assets. We define return on assets as our pre-tax net income (adjusted for short-term incentive compensation expense) divided by our monthly average total assets. The Compensation Committee set these goals at the beginning of the fiscal year and adjusted them during the fiscal year as we made acquisitions and new stores were incorporated into our Company. Under our 2012 Executive Bonus Plan, based upon their respective positions and levels of responsibility, Mr. Meyer and Mr. Christianson were each eligible for a cash bonus of up to 200% of their annual base salary, and Mr. Kalvoda was eligible for a cash bonus of up to 70% of his annual base salary. The plan provides that 40% of the eligible bonus was based upon achievement of the Company's pre-tax net income goal, 20% was based on achievement of the Company's total sales goal, 20% was based on the Company's return on assets goal and the remaining 20% of the eligible bonus was based on achievement of personal position-specific goals. If any goals are not achieved at the threshold level, then no bonus is payable for that goal. Personal position-specific goals are set by our Compensation Committee for Messrs. Meyer and Christianson, and set by Mr. Meyer and Mr. Christianson for Mr. Kalvoda. For Mr. Meyer and Mr. Christianson, the position-specific personal goals related to Company market share for its major product lines; some target goals were met and 53.6% of the maximum bonus was paid to each executive officer. For Mr. Kalvoda, some target goals on his position specific goals were achieved and 50% of the maximum bonus was paid. Bonuses are paid 100% in cash. The following table sets forth the pre-tax net income goals, the total sales goals and the return on assets goals established by the Compensation Committee and the percentage of the maximum bonus payable at each level:

  Pre-tax Net Income

Pre-tax Net Income Goal	% of Maximum Bonus Payable Attributable to Pre-Tax Net Income
$38,986,201	1%
$51,981,601	50%
$64,977,001	100%

        Based upon our actual pre-tax adjusted net income, adjusted for short-term incentive compensation expense, of $75,682,388, we paid each of our named executive officers 100% of the maximum cash bonus attributable to pre-tax net income for which he was eligible based on achievement of that goal.

  Total Sales

Total Sales Goal	% of Maximum Bonus Payable Attributable to Total Sales
$1,246,523,015	2.5%
$1,385,025,572	50%
$1,731,281,965	100%

        Based upon our actual total sales of $1,658,992,195, we paid each of our named executive officers 89.6% of the maximum cash bonus attributable to total sales for which he was eligible based on achievement of that goal.

  Return on Assets

Return on Assets Goal	% of Maximum Bonus Payable Attributable to Return on Assets
6.9%	2.78%
7.7%	50%
8.5%	100%

        Based upon our actual return on assets of 8.99%, we paid each of our named executive officers 100% of the maximum cash bonus attributable to return on assets for which he was eligible based on achievement of that goal.

  Equity Incentive Awards

        We have not historically granted stock options as a meaningful component of our executive compensation program. All grants have been made pursuant to our Amended and Restated 2005 Equity Incentive Plan (the "2005 Equity Incentive Plan"), which is administered by our Compensation Committee. Restricted stock awards made under our plan typically vest over a three or six-year period. Consistent with our compensation philosophies related to performance-based compensation, long-term stockholder value creation and alignment of executive interests with those of stockholders, we may make future grants of long-term compensation in the form of stock options or restricted stock grants to our executive officers.

        For each fiscal year that they remain employed with the Company under the terms of their respective agreements, Mr. Meyer and Mr. Christianson will receive a restricted stock award in an amount determined by dividing their annual base salary in effect on the date of grant by the closing sale price of the Company's common stock on the date of grant. Mr. Kalvoda will receive a restricted stock award in an amount determined at the discretion of Mr. Meyer and Mr. Christianson, based on an evaluation of several performance-based metrics. On November 1, 2011, Mr. Meyer and Mr. Christianson were each granted a restricted stock award of 15,054 restricted shares. The risk of forfeiture for such restricted stock awards will terminate on the three-year anniversary of the date of grant. In fiscal 2012, Mr. Kalvoda received a restricted stock award in the amount of 1,922 restricted shares, which risk of forfeiture will terminate ratably on April 1 of each year from 2013 to 2017. In the future, we may from time to time make one-time grants to recognize promotion or consistent long-term contribution, or for specific incentive purposes. We may also make grants in connection with the hiring of new executives. The Compensation Committee will have the authority to administer any equity incentive plan under which we make equity or equity-based awards.

        Although we do not have any stock retention or ownership guidelines for our officers, our Board of Directors and Compensation Committee intend to continue to encourage our executives to continue to have a financial stake in our Company in order to align the interests of our stockholders and management. We will continue to evaluate whether to implement a stock ownership policy for our officers.

  Perquisites and Other Benefits

        Consistent with our conservative compensation philosophy, we offer only limited perquisites to our executive officers. We provide each of Mr. Meyer and Mr. Christianson with an automobile. We provide each of Messrs. Meyer, Christianson and Kalvoda with a cellular phone and cellular phone service. All of our executive officers are eligible for the same insurance, vacation, 401(k) Company match and other benefits at the same levels provided to all of our full-time employees.

  Employment Agreements

        On November 16, 2007, we entered into employment agreements with David Meyer to serve as our Chief Executive Officer and Peter Christianson to serve as our President and Chief Financial Officer (now Chief Operating Officer), which employment agreements were amended and restated on October 1, 2010. Each amended and restated employment agreement has an initial term that commenced on October 1, 2010, and expires on September 30, 2013, with automatic one-year extensions of the termination date with each anniversary of the commencement date, subject to earlier termination, as described below. Pursuant to the agreements, Messrs. Meyer and Christianson were initially each paid a base salary of $275,000 per year, subject to annual review and adjustment by our Compensation Committee. Messrs. Meyer and Christianson are also eligible for an incentive bonus of up to 200% of their base salary pursuant to terms, conditions and annual objectives established by our Compensation Committee. Each agreement also provides for yearly grants of restricted stock, as further provided above under "Equity Incentive Awards." Messrs. Meyer and Christianson are eligible to participate in any employee benefit plans and programs generally available to our other executive officers.

        The amended and restated employment agreements with Messrs. Meyer and Christianson each contain a restrictive covenant prohibiting them from owning, operating or being employed by competing agricultural or construction equipment stores during their employment with us and for 24 months following termination of their employment with us. Each agreement is terminable by either us or Messrs. Meyer and Christianson at any time upon 60 days written notice for any reason. If Messrs. Meyer or Christianson are terminated by us without cause prior to the expiration of the term or if they resign for good reason, we are obligated to pay severance in an amount equal to two times the sum of the annual base salary then in effect, which would be $800,000 based on the sum of two times the annual base salary currently in effect, plus the annual incentive bonus last paid prior to the termination. These severance payments would be made in 24 equal monthly installments. If such termination occurs we would also be required to allow Mr. Meyer or Mr. Christianson to continue to participate in our group medical and dental plans at our expense for a period of 24 months. In order to receive the severance and continued benefits, each officer would be required to sign a release of claims against us, fulfill his non-competition obligations, cooperate with transitioning his duties and execute a non-disparagement agreement with us. We arrived at these terms based on the advice and experience of our advisors and directors, including their knowledge of practices and agreements at public companies. However, with respect to the amounts of compensation payable under these agreements, we considered the Economic Research Institute report, which does not identify the companies utilized in the assessment.

Compensation Committee Interlocks and Insider Participation

        During fiscal 2012, our Compensation Committee consisted of Gordon Paul Anderson (Chair), James Irwin, and Theodore Wright. None of our current Compensation Committee members has or had any related party transaction relationship with our Company of a type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the Board of Directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee during fiscal year 2012.

        Our non-employee directors receive cash and restricted stock grants as compensation for their services as directors pursuant to our Non-Employee Director Compensation Plan. Our employee directors do not receive additional compensation for their services as directors. All of our directors are reimbursed for their reasonable expenses in attending Board and committee meetings.

Stock Ownership/Retention Guidelines and Other Policies

        We do not have any stock ownership guidelines or a stock retention policy for our officers. Our insider trading policy prohibits the trading of our securities on a short-term basis and requires that any Company stock purchased in the open market be held for a minimum of six months. This policy also states that employees should not "margin" or "sell short" Company stock, or buy or sell put or call options on Company stock.

Conclusion

        We have concluded that the base salary, annual bonus and long-term incentives for each of the named executive officers, as well as the total compensation received by those named executive officers, in fiscal 2012 are reasonable and appropriate in light of our goals and competitive requirements. The amounts are in the best interests of the Company and its stockholders because they enable us to attract, retain, motivate and fairly reward talent and further the philosophies of ensuring the accomplishment of our financial objectives and aligning the interests of management with those of long-term stockholders.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management, and management has represented to the Compensation Committee that the Compensation Discussion and Analysis is accurate. Based on this review and discussion with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended January 31, 2012.

Members of the Compensation Committee Gordon Paul Anderson (Chair) James Irwin Theodore Wright

Summary Compensation Table For Fiscal Year 2012

        The table below sets forth certain information regarding compensation paid during the last three fiscal years to the Company's named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
David Meyer	2012	330,000	329,984	584,923	9,002	(3)	1,253,909
Chairman and Chief	2011	275,000	275,006	459,395	7,350	(3)	1,016,751
Executive Officer	2010	262,500	—	104,633	6,125		373,258
Peter Christianson	2012	330,000	329,984	584,923	9,925	(3)	1,254,832
President and Chief	2011	275,000	275,006	459,395	7,350	(3)	1,016,751
Operating Officer(4)	2010	262,500	—	104,633	6,125		373,258
Mark Kalvoda	2012	219,452	49,991	138,462	7,152	(3)	415,057
Chief Financial Officer(4)

(1)
Amounts shown are not reduced to reflect the named executive officers' elections, if any, to contribute portions of their salaries to 401(k) plans.

(2)
Amounts represent the grant date fair value of awards made in fiscal 2012, fiscal 2011 and fiscal 2010, respectively. The assumptions used to determine the valuation of the awards are further discussed in Note 12 to our financial statements in our Annual Report on Form 10-K for the fiscal year ended January 31, 2012. See the Grants of Plan-Based Awards table for further information regarding the awards granted in fiscal 2012 and the Outstanding Equity Awards at January 31, 2012 table for information regarding all outstanding awards.

(3)
Amounts primarily represent a Company match to the 401(k) plan of each named executive officer.

(4)
Mark Kalvoda became the Chief Financial Officer of the Company on April 11, 2011. On the same day, Peter Christianson resigned from his position as Chief Financial Officer of the Company.

Grants of Plan-Based Awards for Fiscal Year 2012

        The following table sets forth certain information regarding grants of plan-based awards to our named executive officers in fiscal 2012:

					All Other Stock Awards: Number of Shares of Stock(#)			Grant Date Fair Value of Stock and Option Awards ($)(2)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)(1)					Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Threshold	Target	Maximum
David Meyer	11/1/2011	12,910	330,000	660,000	15,054	(3)	—	329,984
Peter Christianson	11/1/2011	12,910	330,000	660,000	15,054	(3)	—	329,984
Mark Kalvoda	6/1/2011	3,081	78,750	157,500	1,922	(4)	—	49,991

(1)
Actual amounts earned by the named executive officers for fiscal 2012 are reported in the Summary Compensation Table on page 23 under the column entitled "Non-Equity Incentive Plan Compensation."

(2)
This amount represents the grant date fair value of the restricted stock award determined in accordance with ASC 718.

(3)
Mr. Meyer and Mr. Christianson were each granted a restricted stock award of 15,054 restricted shares. The risk of forfeiture for such restricted stock awards will terminate on the three-year anniversary of the date of grant.

(4)
Mr. Kalvoda received a restricted stock award in the amount of 1,922 restricted shares, which risk of forfeiture will terminate ratably on April 1 of each year from 2013 to 2017.

Outstanding Equity Awards at January 31, 2012

        The following table sets forth certain information regarding equity awards granted to our named executive officers outstanding as of January 31, 2012:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
David Meyer	53,000	—	—	8.50	12/6/17	29,340	725,872
Peter Christianson	53,000	—	—	8.50	12/6/17	29,340	725,872
Mark Kalvoda	6,668	3,332	—	8.50	12/5/17	6,323	156,431
	5,001	4,999	—	22.21	9/22/18

(1)
The amounts reflect the value based on the closing price of our common stock on January 31, 2012 of $24.74.

Option Exercises and Stock Vested for Fiscal Year 2012

        On January 11, 2012 and January 13, 2012, each of Mr. Meyer and Mr. Christianson, respectively, exercised a stock option to purchase 47,000 shares at $9.35 per share. The aggregate dollar value of the options exercised for Mr. Meyer was $708,760 and for Mr. Christianson was $705,000.

        On June 1, 2011, we granted 1,922 shares of restricted stock to Mark Kalvoda, which risk of forfeiture will terminate ratably on April 1 of each year from 2013 to 2017. On June 1, 2011 and September 1, 2011, the risk of forfeiture lapsed as to 500 and 333 shares, respectively, of restricted stock formerly granted to and currently held by Mr. Kalvoda and Mr. Kalvoda received an aggregate dollar value of $13,005 and $8,468, respectively, on such dates that the risks of forfeiture lapsed.

Potential Payments upon Termination or Change-in-Control

        SEC regulations state that we must disclose information in this proxy statement regarding agreements, plans or arrangements that provide for payments or benefits to our executive officers in connection with any termination of employment or change in control of the Company. As provided under "Compensation Discussion and Analysis—Employment Agreements," we are party to amended and restated employment agreements with Mr. Meyer and Mr. Christianson, which provide that if Messrs. Meyer or Christianson are terminated by us without cause prior to the expiration of the term or if they resign for good reason, we are obligated to pay severance in an amount equal to two times the sum of the annual base salary then in effect and the annual incentive bonus last paid prior to the termination, and are also required to allow Mr. Meyer or Mr. Christianson to continue to participate in our group medical and dental plans at our expense for a period of 24 months. If such termination occurred on January 31, 2012, Mr. Meyer and Mr. Christianson would have each been entitled to a severance payment of $660,000 in base salary and $459,395 in annual incentive bonus.

Equity Compensation Plan Information

        The following table provides information regarding our equity compensation plans as of January 31, 2012:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	445,326	$11.72	522,487
Equity compensation plans not approved by security holders	—	—	—

Total	445,326	$11.72	522,487

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Described below are transactions and series of similar transactions that have occurred since the beginning of fiscal 2012 to which we were a party or are a party in which:

  •
  the amounts involved exceeded or will exceed $120,000; and

  •
  a director, executive officer, beneficial owner of more than five percent of any class of our voting securities or any member of their immediate family had or will have a direct or indirect material interest.

        As of January 31, 2012, we leased real estate for 46 of our 93 stores from Dealer Sites, LLC, an entity owned in part by David Meyer, our Chairman and Chief Executive Officer, Tony Christianson, one of our directors, and Peter Christianson, our President and Chief Operating Officer, or their affiliates. We also lease one dealership site from C.I. Farm Power Inc., an entity owned by Mr. Peter Christianson.

        The table below states for fiscal 2012 through the end of the respective lease terms, the aggregate amount of all periodic payments or installments made or due, including any required or optional payments due at the conclusion of the respective leases, are as follows:

Lessor	Period	Aggregate Payments Made or Due
Dealer Sites, LLC	Fiscal 2012	$6,196,986
	Fiscal 2013, through January 2027	$51,424,827
C.I. Farm Power, Inc.	Fiscal 2012	$144,000
	Fiscal 2013, through July 2013	$216,000

        We intend for the terms of all of our leases to be commercially reasonable. We do not believe the terms of our leases with entities affiliated with Messrs. Meyer, Tony Christianson and Peter Christianson are any less favorable to us than could be obtained in an arm's length transaction with an unrelated party.

        During fiscal 2012, Ted Christianson served as our Vice President, Finance and Treasurer and received total cash compensation of approximately $300,000. Ted Christianson is the brother of Peter Christianson, our President and Chief Operating Officer, and Tony Christianson, a member of our Board of Directors. During fiscal 2012, Sam Christianson, the son of Peter Christianson, was an employee of the Company and received total cash compensation of approximately $173,000 pursuant to a standard commission-based plan of compensation that is subject to annual variation. Both employees participated in employee benefits plans and programs available to our other full time employees.

Policies and Procedures for Related Party Transactions

        Our Audit Committee charter requires our Audit Committee to review and approve any related party transaction of the type required to be disclosed by Item 404 of Regulation S-K. All of our directors, officers and employees are required to report to our Audit Committee any related party transaction (as defined by applicable rules and regulations of the SEC and the Nasdaq Stock Market) prior to its completion. We do not believe the terms of any of the transactions and agreements described above are any less favorable to us than could be obtained in an arm's length transaction with an unrelated party.

 RATIFICATION OF PUBLIC ACCOUNTING FIRM
(PROPOSAL #2)

        The Audit Committee has selected Eide Bailly LLP, an independent registered public accounting firm, as the Company's independent registered public accounting firm for the fiscal year ending January 31, 2013.

        Our bylaws do not require that our stockholders ratify the selection of Eide Bailly LLP as the independent registered public accounting firm. However, the Board is submitting the appointment of Eide Bailly LLP to our stockholders for ratification as a matter of good corporate governance. Even if the selection of Eide Bailly LLP is ratified, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interest of the Company and its stockholders. The Audit Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm next year, but is not bound by the stockholders' vote.

        Representatives of Eide Bailly LLP are expected to be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions. Further information about the services provided by Eide Bailly LLP, including information about the fees paid to the firm during fiscal 2012 and 2011 can be found on under the heading "Fees of the Independent Registered Public Accounting Firm" below.

VOTE REQUIRED

        The Board recommends that you vote "FOR" the ratification of the appointment set forth in this Proposal #2. Under applicable Delaware law, this proposal requires the affirmative vote of a majority of the shares present and entitled to vote.

 FEES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General Information

        Eide Bailly LLP has acted as the Company's Independent Registered Public Accounting Firm for the fiscal years ended and January 31, 2012 and January 31, 2011.

Audit Fees

        The following fees were billed by Eide Bailly LLP for fiscal years 2012 and 2011:

	Fiscal Year 2012	Fiscal Year 2011
Audit Fees	$145,305	$223,652
Audit-Related Fees	27,410	9,700
Tax Fees	4,115	34,030
All Other Fees	750	190

Total	$177,580	$267,572

        Audit fees are for professional services rendered for the audit of the Company's annual financial statements and review of financial statements included in the Company's Form 10-Q filings or services that are normally provided by the Independent Registered Public Accounting Firm in connection with regulatory filings with the Securities and Exchange Commission.

        Audit-related fees are primarily for the assurance and related services performed by Eide Bailly LLP that are reasonably related to the performance of the audit or review of the Company's financial statements. For fiscal 2012 and fiscal 2011, this consisted of the audit of employee benefit plans, services related to the Company's filing of a Registration Statement on Form S-3 and subsequent public offering of common stock, and services related to the Company's filing of a Registration Statement on Form S-8.

        Tax fees are services provided in connection with tax compliance, tax advice, tax planning, and IRS audit assistance. For fiscal 2012 and fiscal 2011, this consisted primarily of compliance related matters and tax advisory services. In Fiscal 2011, the tax fees included preparation of the Company's federal and state tax returns.

        All other fees are primarily for fees associated with our employees attending personnel development training programs sponsored by Eide Bailly LLP and services related to compilation of salary data.

        Pursuant to its written charter, the Audit Committee is responsible for pre-approving all audit and permitted non-audit services to be performed for the Company by its Independent Registered Public Accounting Firm or any other auditing or accounting firm.

        During fiscal year 2012, the Audit Committee approved all audit and non-audit services provided to the Company by Eide Bailly LLP prior to management engaging Eide Bailly LLP for that purpose. The Committee's current practice is to consider for pre-approval annually all audit and non-audit services proposed to be provided by the Independent Registered Public Accounting Firm. In making its recommendation to appoint Eide Bailly LLP as the Company's Independent Registered Public Accounting Firm, the Audit Committee has considered whether the provision of the non-audit services rendered by Eide Bailly LLP is compatible with maintaining that firm's independence and has determined that such services are compatible with maintaining Eide Bailly LLP's independence.

 ADVISORY VOTE ON EXECUTIVE COMPENSATION
(PROPOSAL #3)

        During our 2011 Annual Meeting of Stockholders, our stockholders cast an advisory vote on how frequently to conduct a stockholder advisory vote on the compensation of our named executive officers (commonly referred to as a "say-on-pay" vote). Consistent with the Board recommendation and stockholder vote in favor of holding a say-on-pay vote annually, the Board has determined that the Company will conduct the say-on-pay vote at each annual meeting. The Company will next conduct a stockholder advisory vote on how often to conduct a say-on-pay vote no later than its 2017 Annual Meeting.

SAY-ON-PAY PROPOSAL

        Our Compensation Committee has described our compensation philosophy in the Compensation Discussion and Analysis contained in this proxy statement. Stockholders are urged to read the Compensation Discussion and Analysis which also discusses how our compensation policies and procedures implement our compensation philosophy, as well as the "Summary Compensation Table For Fiscal Year 2012" and other related tables and narrative disclosure which describe the compensation of our Chief Executive Officer, our Chief Financial Officer and our President and Chief Operating Officer in fiscal 2012 set forth under "Executive Compensation" above. The Compensation Committee and the Board believe the policies and procedures articulated in the Compensation Discussion and Analysis are effective in implementing our compensation philosophy and in achieving our goals and that the compensation of our named executive officers in fiscal 2012 reflects and supports these compensation policies and procedures.

        Stockholders are being asked to vote on the following resolution:

  "RESOLVED, the stockholders of Titan Machinery Inc. approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and related disclosures contained in the section of the proxy statement for the 2012 Annual Meeting of Stockholders captioned 'Executive Compensation'."

        This advisory vote on executive compensation, commonly referred to as a "say-on-pay" advisory vote, is not binding on our Board. However, the Board and Compensation Committee will take into account the result of the vote when determining future executive compensation arrangements.

VOTE REQUIRED

        The Board recommends that you vote "FOR" the adoption of the resolution set forth in this Proposal #3. Under applicable Delaware law, this proposal requires the affirmative vote of a majority of the shares present and entitled to vote.

 AMENDMENT TO THE TITAN MACHINERY INC. CERTIFICATE OF INCORPORATION
(PROPOSAL #4)

        The Board requests stockholder approval of an amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock from 25,000,000 shares to 45,000,000 shares. On March 1, 2012, the Board unanimously approved resolutions authorizing the foregoing amendment and directing that amendment to be submitted for approval by our stockholders.

        The text of the form of proposed Certificate of Amendment to Certificate of Incorporation ("Certificate of Amendment") increasing the number of authorized shares of our common stock from 25,000,000 shares to 45,000,000 shares is attached to this proxy statement as Appendix A. If our stockholders approve this Proposal #4, we expect to file the Certificate of Amendment with the Delaware Secretary of State as soon as practicable following such approval. Upon filing of the Certificate of Amendment with the Delaware Secretary of State, Section 4.1 of our Certificate of Incorporation will read as follows:

  "4.1) The aggregate number of shares the corporation has authority to issue shall be 50,000,000 shares, which shall have a par value of $0.00001 per share, and which shall consist of 45,000,000 shares of common stock and 5,000,000 undesignated shares. The Board of Directors has the authority, without first obtaining approval of the stockholders of the corporation or any class thereof, to establish from the undesignated shares, by resolution adopted and filed in the manner provided by law, one or more series of preferred stock and to fix the powers, preferences, rights and limitations of such class or series."

        Our Certificate of Incorporation currently authorizes the issuance of up to 30,000,000 shares of capital stock, consisting of 25,000,000 shares of common stock and 5,000,000 undesignated shares. An increase in the number of authorized shares of our common stock to 45,000,000 shares will increase our total capitalization to 50,000,000 shares of capital stock, which includes our previously authorized 5,000,000 undesignated shares.

        Of the 25,000,000 shares of our common stock currently authorized, as of the close of business on April 6, 2012, there were 20,911,278 shares of common stock outstanding. In addition, as of April 6, 2012 there were:

  •
  445,326 shares of our common stock issuable upon the exercise of stock options outstanding under our 2005 Equity Incentive Plan;

  •
  33,384 shares of our common stock issuable upon the exercise of outstanding warrants; and

  •
  An aggregate of 523,694 shares of common stock reserved for issuance under our 2005 Equity Incentive Plan.

        The additional common stock to be authorized by stockholder approval of this Proposal #4 would have rights identical to our current common stock.

        The additional authorized shares of common stock could be issued by our Board of Directors without further vote of our stockholders except as may be required in particular cases by our Certificate of Incorporation, applicable law, regulatory agencies, or Nasdaq rules. Under our Certificate of Incorporation, stockholders do not have preemptive rights to subscribe for additional securities we may issue, meaning that current stockholders do not have a prior right under the Certificate of Incorporation to purchase any new issue of common stock in order to maintain their proportionate ownership interests. Any future issuance of shares of authorized common stock would result in dilution of ownership interests of current stockholders, but would not otherwise affect the rights of holders of common stock.

        The Board of Directors will have authority to issue the existing and additional authorized shares of common stock from time to time in connection with equity capital offerings, acquisitions, upon conversion or in exchange for outstanding debt, grants of stock options or restricted stock to employees, officers, and directors, stock dividends, potential issuance of shares in connection with a joint venture and other corporate purposes. However, we do not have any present plan or intention to issue any existing or additional authorized shares of our common stock as part of a merger transaction or acquisition. On April 18, 2012, we announced the proposed offering of our senior convertible notes due 2019 (the "Notes"). If this Proposal #4 is approved, we may use a portion of the additional authorized shares to satisfy the conversion obligations under the Notes. The offering of the Notes is subject to market conditions and customary closing conditions.

        If the proposed amendment is authorized, the Board of Directors may be in a position to issue such shares without further approval of the stockholders. There can be no assurance that any such other transactions will be effected. The Board believes that it is important for the Company to have shares available to flexibly respond to all opportunities available to the Company. We have a history of successful growth through the acquisition of businesses that fit our operating model. The availability of common stock is integral to the continued implementation of our growth strategy, as it may be advantageous to issue shares as consideration in future acquisitions or to raise capital to fund our growth. In addition, our future success is reliant on our ability to attract, retain and motivate highly skilled employees. The ability to provide equity compensation, which allows employees to share in the growth of the Company, is a vital component of our employee recruitment and retention efforts.

        If this Proposal #4 is not approved by our stockholders, the financing alternatives available to us will be significantly limited by the lack of sufficient authorized shares of common stock, and stockholder value may be affected by this limitation. In addition, the lack of sufficient authorized shares of common stock to provide future equity incentive opportunities could adversely impact our ability to retain the talent necessary to continue the growth of our business. In short, if our stockholders do not approve this Proposal #4, we may not be able to access the capital markets, complete corporate acquisitions, attract, retain and motivate employees, and pursue other business opportunities that may arise.

        This proposal to increase the authorized shares of common stock is prompted by business and financial considerations and not by the threat of any hostile takeover attempt and the Board is unaware of any such attempts directed at us. However, stockholders should be aware that approval of this Proposal #4 could facilitate future efforts we could take to deter or prevent changes in control, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices. For example, without further stockholder approval, the Board could adopt a "poison pill" which would, under certain circumstances related to the acquisition of our securities in excess of a certain threshold, give stockholders other than acquiror the right to purchase additional shares of common stock at a price that is significantly reduced from the market price. Alternatively, the Board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board.

VOTE REQUIRED

        The Board recommends that you vote "FOR" the adoption of the resolution set forth in this Proposal #4. Under applicable Delaware law, this proposal requires the affirmative vote of a majority of the outstanding shares of the Company entitled to vote at the Annual Meeting.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders ("Insiders") are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, or written representations from Insiders that no other reports were required, the Company believes that during the fiscal year ended January 31, 2012, all Form 3, Form 4 and Form 5 filing requirements were met, except that Gordon Paul Anderson did not timely file a Form 4 regarding the exercise of certain stock options due to third party administrative error. A timely Form 5 was filed to report the exercise.

OTHER BUSINESS

        Management knows of no other matters to be presented at the Annual Meeting. If any other matter properly comes before the Annual Meeting, the appointees named in the proxies will vote the proxies in accordance with their best judgment.

STOCKHOLDER PROPOSALS

        Any appropriate proposal submitted by a stockholder of the Company and intended to be presented at the 2013 Annual Meeting of Stockholders must be received by the Company no later than December 28, 2012 to be includable in the Company's proxy statement and related proxy for the 2013 Annual Meeting. Additionally, pursuant to the advance notice provisions of the Company's Bylaws, as authorized by applicable state law, in order for stockholders to present nominations or other business at the 2013 Annual Meeting, a stockholder's notice of such nomination or other business must be received no earlier than February 1, 2013 and no later than March 3, 2013 and must be in a form that complies with the requirements set forth in the Company's Bylaws.

FORM 10-K

        A COPY OF THE COMPANY'S FORM 10-K ANNUAL REPORT FOR THE FISCAL YEAR ENDED JANUARY 31, 2012 (WITHOUT EXHIBITS), ACCOMPANIES THIS NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT. NO PART OF THE ANNUAL REPORT IS INCORPORATED HEREIN AND NO PART THEREOF IS TO BE CONSIDERED PROXY SOLICITING MATERIAL. THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST OF ANY SUCH PERSON, ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO THE COMPANY'S FURNISHING SUCH EXHIBIT(S). REQUESTS FOR COPIES OF SUCH EXHIBIT(S) SHOULD BE DIRECTED TO MARK KALVODA, CHIEF FINANCIAL OFFICER, AT THE COMPANY'S PRINCIPAL ADDRESS.

Dated: April 27, 2012
West Fargo, North Dakota

 Appendix A

FORM OF
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
TITAN MACHINERY INC.

        Titan Machinery Inc., a corporation organized and existing under and by the virtue of the Delaware General Corporation Law, through its duly authorized officer and by authority of its Board of Directors does hereby certify:

        FIRST:    That the name of the corporation is Titan Machinery Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was December 11, 2007.

        SECOND:    That the Board of Directors of the Corporation duly adopted resolutions setting forth proposed amendments (the "Certificate of Amendment") to the Certificate of Incorporation, declaring said amendments to be advisable and directing that said amendments be submitted to the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

          RESOLVED, that the Certificate of Incorporation of the Corporation shall be amended by changing Article 4 thereof so that, as amended, the paragraph 4.1 of said Article shall be and read as follows:

    "4.1) The aggregate number of shares the corporation has authority to issue shall be 50,000,000 shares, which shall have a par value of $0.00001 per share, and which shall consist of 45,000,000 shares of common stock and 5,000,000 undesignated shares. The Board of Directors has the authority, without first obtaining approval of the stockholders of the corporation or any class thereof, to establish from the undesignated shares, by resolution adopted and filed in the manner provided by law, one or more series of preferred stock and to fix the powers, preferences, rights and limitations of such class or series."

        THIRD:    That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the Delaware General Corporation Law at which meeting the necessary number of shares as required by statute were voted in favor of the Certificate of Amendment.

        FOURTH:    That the foregoing Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by David J. Meyer, its Chief Executive Officer, as of June     , 2012.

TITAN MACHINERY INC.
By:	Name: David J. Meyer Title: Chief Executive Officer

A-1

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4. 1. Elect Class II 01 Peter Christianson Vote FOR all nominees Vote WITHHELD directors: 02 James Williams (except as marked) from all nominees (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. Ratify appointment of Eide Bailly LLP as independent registered public accounting firm for the fiscal year ending January 31, 2013. For Against Abstain 3. An advisory non-binding vote to approve the compensation of our named executive officers. For Against Abstain 4. Amend the Titan Machinery Inc. Certificate of Incorporation to increase the number of authorized shares of common stock to 45,000,000. For Against Abstain 5. In their discretion, upon such other business as may properly come before the Meeting and any adjournment or postponement thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATION ON EACH PROPOSAL. Address Change? Mark box, sign, and indicate changes below: Date Signature(s) in Box PLEASE DATE AND SIGN ABOVE exactly as name appears at the left indicating, where appropriate, official position or representative capacity. For stock held in joint tenancy, each joint tenant should sign. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Titan Machinery Inc., 644 East Beaton Drive, West Fargo, North Dakota 58078. Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 TITAN MACHINERY INC. Please detach here

Titan Machinery Inc. 644 East Beaton Drive West Fargo, North Dakota 58078 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 1, 2012. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3 and 4. The undersigned hereby appoints DAVID J. MEYER AND PETER J. CHRISTIANSON, and each of them individually, with full power of substitution, as Proxies to represent and vote, as designated below, all shares of capital stock of Titan Machinery Inc. registered in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Titan Machinery Inc. Shared Resources Center, 644 East Beaton Drive, West Fargo, North Dakota 58078, and at any adjournment or postponement thereof, and the undersigned hereby revokes all proxies previously given with respect to the meeting. See reverse for voting instructions. TITAN MACHINERY INC. ANNUAL MEETING OF STOCKHOLDERS Friday, June 1, 2012 8:00 a.m. (Central time) at the Titan Machinery Inc. Shared Resources Center 644 East Beaton Drive West Fargo, North Dakota 58078 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 1, 2012: The proxy statement, proxy card and Annual Report on Form 10-K are available on the Investor Relations section of the Titan Machinery Inc. website at http://www.titanmachinery.com

QuickLinks

INTRODUCTION
OUTSTANDING SHARES AND VOTING RIGHTS
PRINCIPAL STOCKHOLDERS AND MANAGEMENT STOCKHOLDINGS
ELECTION OF DIRECTORS (Proposal #1)
CORPORATE GOVERNANCE
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
RATIFICATION OF PUBLIC ACCOUNTING FIRM (PROPOSAL #2)
FEES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL #3)
AMENDMENT TO THE TITAN MACHINERY INC. CERTIFICATE OF INCORPORATION (PROPOSAL #4)
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER BUSINESS
STOCKHOLDER PROPOSALS
FORM 10-K
  Appendix A
FORM OF CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF TITAN MACHINERY INC.